Exhibit 10.12

TXI

ANNUAL INCENTIVE PLANS

FISCAL YEAR 2007

1.	Purpose

a)	To provide shareholders of Texas Industries, Inc. (the Company or TXI) with above-average returns.

b)	To encourage above-average performance and teamwork.

c)	To attract and retain the best employees by offering incentive awards that are high when compared to industry standards.

d)	To focus employee’s work on short-term results which are key to TXI’s long-term business success.

2.	Administration

a)	The Compensation Committee of the Board of Directors approves and interprets the Plans.

b)	The President and Chief Executive Officer, the Executive VP, Finance and Chief Financial Officer, the Vice President and General Counsel and the Vice Presidents of Human Resources, Cement, Aggregates and Consumer Products, together, have the authority to add or delete acquired or divested operations to incentive plans and make adjustments to reflect the spirit and objectives of the Plan. Such changes will be reported to the Compensation Committee of the Board of Directors.

c)	The Plans will be communicated to participants during the first two months of the plan year.

3.	Participation

a)	All TXI regular employees not included in another incentive plan (e.g. Aviation, operations/production, or sales) are eligible to participate in these incentive plans that consist of two regional plans and a TXI plan.

b)	Eligible participants are those continuously employed by the Company during the performance award period or who become eligible during such period. Employees who change incentive plan levels or eligibility during the Plan Year will have their award prorated for the applicable amount of time.

c)	To receive an award, a participant must be classified as a regular employee on May 31, 2007, except as noted in Section 7.d.

d)	The Incentive Plan Administrative Committee has the authority to lower an eligible employee’s participation in a Plan. Affected employees will be given an explanation in writing.

e)	Participation in any incentive plan is not an employment agreement or a guarantee of employment or compensation.

f)	Unless otherwise determined by the Company, these plans do not cover employees of entities acquired during a plan year by the Company, or employees who are covered by collective bargaining agreements.

4.	Return on Equity (ROE) Objective

The Company has established an objective of having, over time, an average return on equity (ROE) 50% better than the U. S. manufacturing industry average. The Company’s annual ROE objective is translated into a return-on-assets (ROA) goal which allows employees to use the Company’s monthly accounting of operating results to calculate progress toward goal achievement.

5.	Minimum Award Hurdles

Regional plans are established for various geographic regions in which the Company operates. Minimum award hurdles are set for each region. The combined result of regional performances should produce a ROE better than the U. S. manufacturing industry average of 12%.

6.	ROA Calculations

a)	ROA award hurdles for regional plans are calculated by dividing fiscal year 2007 operating profit for the region (earnings before corporate overhead, interest and taxes) by the average book value of the adjusted operating assets of the region. The average book value of the adjusted operating assets of a region is determined by averaging the book values of the adjusted operating assets at the beginning of the fiscal year and the end of each of the four fiscal quarters. If significant assets are added or removed during the quarter, the book value at the end of such quarter will be adjusted by prorating the new or removed assets based on the time operated during such quarter. Profits and losses considered to be extraordinary (e.g., the sale of a major operating facility) will not be included in the ROA calculation. The Incentive Plan Administrative Committee will make the decision as to whether an asset is significant or profits and losses are extraordinary at the time assets are acquired, placed in service, or sold.

b)	Operating profit and assets are adjusted in order to treat assets on operating leases as owned assets. All ROA calculations include the costs of incentive awards. The costs for the regional plan awards will be included in each applicable region.

7.	Awards

a)	The incentive awards will be based on a participant’s regular earnings (including overtime, but excluding earnings from incentive payments) for the fiscal year.

b)	One region can earn an award independent of another.

c)	If a payment is made under any annual incentive plan, all taxes and other deductions required by law will be withheld.

d)	Awards will be paid if a participant in a Plan terminates employment due to death, total disability or normal retirement (age 65 or older) during the Plan year. The award will be based upon regular earnings (as defined in paragraph (a) above) through the date of termination.

e)	Awards will be distributed no later than August 15th following the close of the fiscal year.

8.	TXI INCENTIVE PLANS

a)	TXI PLAN

The TXI plan covers the President and CEO, Vice Presidents, Officers, and employees in staff functions (Information Services, Legal, Environmental, Human Resources, Brookhollow, Controller, Financial Services and Treasury, etc.) and in operating functions that cover more than one region.

b)	REGIONAL PLANS

Regional plans cover business units that are defined by geographic markets. Participants in a regional plan generally include managers of each operation/facility in the region and the employees in the region not included in the TXI, Operations/Production, or Sales plans.

Regional Plans

- Central

- Western

c)	OPERATIONS/PRODUCTION PLANS

Operations or production plans cover individual plant and operating areas whose performance can be more directly influenced by employees. Participation in these plans can vary year-to-year and generally will include employees who are directly involved in the production process with the exception of Plant/Operation Managers.

Production plans’ objectives contribute to regional plan goals but are not tied directly to their ROA achievement. These plans are tailored to local needs and pay for improvement or above average performance. Plans may vary in goal achievement, timing of awards (weekly, monthly, quarterly, or annually), objectives and award amounts. Base award amounts can vary from 5% to 15% although they are expected to average 5% over time.

d)	SALES PLANS

Sales plans cover business units where individual performance can be more directly influenced by employees. Participation in these plans can vary year-to-year and generally will include sales, marketing, customer relations, and/or administrative support employees directly involved in the sales process.

Sales plans’ objectives contribute to Business Unit or Regional plan goals. These plans are tailored to business unit markets and pay for improvement or above average performance. Plans may vary in goal achievement, timing of awards (quarterly or annually), objectives and award amounts. Base award amounts can vary from 10% to 25% depending on the participant level similar to the TXI and Regional Plans.

e)	Operations/Production and Sales Plans are described in this document to provide the authority for individual plan development that will provide all eligible employees an opportunity to participate in an incentive plan. There are approximately 25 such plans in any Fiscal Year. The specific terms of such plans are contained in separate documents.

9.	PARTICIPATION ELIGIBILITY DEFINITIONS (TXI AND REGIONAL PLANS)

PARTICIPANT A

•	Non-exempt employees

PARTICIPANT B

•	Exempt non-supervisory employees.

PARTICIPANT C

•	Supervisory positions in Salary Grades 11 or below.

•	Exempt employees in Salary Grades 10 or above reporting directly to a Vice President.

PARTICIPANT D

•	All employees in Salary Grades 12 or above.

PARTICIPANT E

•	All officers of TXI excluding the President/CEO

PARTICIPANT F

•	President/CEO

10.	TXI AND REGIONAL ANNUAL INCENTIVE PLANS AWARD SCHEDULE

The “Base Award Percentage” for the TXI Plan is the sum of the achieved regional base award percentages, where each regional base award percentage is pro-rated by the book value of such region’s adjusted assets (as calculated in Section 6.a) as a percent of the sum of the book values of the adjusted assets of all regions.

REGIONAL AWARD SCHEDULES

	TXI ROA % *
Base Award %	Central	Western
6 **	15	15
8	16.5	16.5
10 ***	18	18
12	19	19
14	20	20
16	21	21
18	22	22
20	23	23
22	24	24
24	25	25
26	26	26

*	For achievement above those listed, add 2% to the base award percentage for each 1% increase in a Regional ROA.
**	Minimum Hurdle
***	Company Objective

A participant’s award amount is determined as follows:

•	The achieved Regional ROA determines the BASE AWARD PERCENTAGE.

•	A participant’s participation eligibility (defined in Section 9) determines the AWARD MULTIPLIER shown below. The TOTAL AWARD PERCENTAGE is calculated by multiplying the BASE AWARD PERCENTAGE by the participant’s AWARD MULTIPLIER:

Participation Eligibility	Award Multiplier
A	1.0
B	1.5
C	2.0
D	2.5
E	3.0
F	4.0

•	The award amount is the TOTAL AWARD PERCENTAGE multiplied by the participant’s annual regular earnings, as defined in Section 7.a.